May 15, 2026

Richard Raborn

Re:    Separation from Employment and Release of Claims
Dear Rick:
This letter agreement (this “Letter Agreement”) confirms our agreement regarding your separation from employment with Alamo Group Inc., a Delaware corporation (the “Company”), and its subsidiaries and affiliates.
Reference is made herein to (a) the Alamo Group Inc. 2019 Equity Incentive Plan (as amended, restated, modified or otherwise supplemented from time to time, the “Plan”); (b) that certain Restricted Stock Award Agreement, by and between you and the Company, dated as of February 25, 2024 (the “2024 RS Award Agreement”); (c) that certain Restricted Stock Award Agreement, by and between you and the Company, dated as of March 4, 2025 (the “2025 RS Award Agreement”); (d) that certain Restricted Stock Award Agreement, by and between you and the Company, dated as of March 9, 2026 (the “2026 RS Award Agreement”); (e) that certain Performance Share Unit Award Agreement, by and between you and the Company, dated as of February 25, 2024 (the “2024 PSU Award Agreement”); (f) that certain Performance Share Unit Award Agreement, by and between you and the Company, dated as of March 4, 2025 (the “2025 PSU Award Agreement”); (g) that certain Performance Share Unit Award Agreement, by and between you and the Company, dated as of March 9, 2026 (the “2026 PSU Award Agreement” and, together with the 2024 RS Award Agreement, 2025 RS Award Agreement, 2026 RS Award Agreement, and the 2024 PSU Award Agreement and 2025 PSU Award Agreement, the “Award Agreements”); and (h) that certain Non-Disclosure/Non-Competition Agreement by and between you and Alamo Group Management Inc., dated as of April 6, 2015 (the “Non-Competition Agreement”). Capitalized terms used but not defined herein will have the meaning ascribed thereto in the Plan.
1.Separation Overview. This Letter Agreement confirms that your last day of employment with the Company and its subsidiaries and affiliates and your employment separation date will be May 29, 2026 (the “Separation Date”). Effective as of the Separation Date, you hereby resign from all of your positions at the Company and its subsidiaries and affiliates, and you agree to execute such additional documentation as the Company may request to effectuate your resignation as contemplated herein. You agree not to hold yourself out as a partner, member, director, officer or employee of the Company or any of its subsidiaries or affiliates (including on social media) after the Separation Date. The Separation Date will be the termination date of your employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company or its subsidiaries and affiliates. You will receive information under separate cover from the plan administrator regarding your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), applicable premiums to continue your coverage, and related information. The Company shall pay any accrued but unpaid wages in a lump sum, less all applicable deductions and withholdings, within thirty (30) days following the Separation Date, or such earlier date as may be required by applicable law, and reimburse you for any business expenses incurred through the Separation Date in accordance with Company policy.
2.Separation Payment. As consideration for, and subject to, your execution of and compliance with this Letter Agreement, including Section 6 and with the Release (as defined below), the Company will pay or cause to be paid the following (collectively, the “Separation Payment”):
(a) an amount equal to $536,000, representing twelve (12) months of your base salary as of the Separation Date, payable in substantially equal installments in accordance with the Company’s payroll practices over the twelve (12)-month period following the Separation Date (the “Separation Period”), and subject to all applicable taxes and withholdings (the “Separation Payments”); provided, that the first installment of the Separation Payments will be made no earlier than the Company’s first regular payroll date following the Release Effective Date (as defined below), and will include any portion of the Separation Payments that would have otherwise been paid prior to such date but for the Release not yet becoming effective and non-revocable; and
(b) subject to (i) your timely election of continuation coverage under COBRA and (ii) your continued copayment of premiums at the same level and cost as if you remained an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), payment or reimbursement of the monthly COBRA premium for coverage for you and your eligible dependents for the Separation Period, provided that you remain eligible for COBRA coverage, and provided, further, that in the event you obtain other employment that offers substantially similar group health benefits, such continuation coverage by the Company will immediately cease (and you agree to immediately notify the Company of any such new employment). COBRA payments or reimbursements will be taxable to the extent required to avoid adverse consequences to you or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.
3.Restricted Stock and Performance Share Unit Treatment. You were previously granted (a) 1,476 shares of Restricted Stock in the Company pursuant to the 2024 RS Award Agreement (the “2024 Restricted Shares”); (b) 1,719 shares of Restricted Stock in the Company pursuant to the 2025 RS Award Agreement (the “2025 Restricted Shares”); and (c) 1,790 shares of Restricted Stock in the Company pursuant to the 2026 RS Award Agreement (the “2026 Restricted Shares” and, together with the 2024 Restricted Shares and 2025 Restricted Shares, the

“Restricted Shares”). You acknowledge and agree that, as of the Separation Date, 984 of the 2024 Restricted Shares and 573 of the 2025 Restricted Shares are vested (the “Vested Shares”). The remaining Restricted Shares that are not Vested Shares are referred to herein as the “Unvested Shares”. You were also previously awarded (a) an award with a target number of 1,476 Performance Share Units in the Company pursuant to the 2024 PSU Award Agreement (the “2024 PSUs”); (b) an award with a target number of 1,719 Performance Share Units in the Company pursuant to the 2025 PSU Award Agreement (the “2025 PSUs”); and (c) an award with a target number of 1,790 Performance Share Units in the Company pursuant to the 2026 PSU Award Agreement (the “2026 PSUs,” and together with the 2024 PSUs and 2025 PSUs, the “PSUs”). You acknowledge and agree that, as of the Separation Date, none of the PSUs are vested. You and the Company acknowledge and agree that the Unvested Shares and the PSUs will be forfeited for no consideration on the Separation Date in accordance with (x) Section 7(f) of the Plan, (y) Section 3(e) of the 2024 RS Award Agreement, 2025 RS Award Agreement, and 2026 RS Award Agreement, and (z) Section 2(b) of Exhibit B, PSU Terms and Conditions, of the 2024 PSU Award Agreement, 2025 PSU Award Agreement, and 2026 PSU Award Agreement. You expressly represent and warrant that you have not assigned, transferred, alienated, encumbered, or hypothecated, sold, delivered, mortgaged, pledged or granted options or rights to purchase any of the Restricted Shares or PSUs.
4.Satisfaction of All Payment Amounts; Prior Rights and Obligations. In entering into this Letter Agreement, you acknowledge and agree that you have received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights and been paid all sums that you are owed or have been owed by the Company or any of its subsidiaries and affiliates, including all payments arising out of all incentive plans and any other bonus arrangements. This Letter Agreement extinguishes all rights, if any, that you may have and ever may have, contractual or otherwise, under any employment arrangements, the Award Agreements or from ownership or other interests in the Company or any of its subsidiaries and affiliates, other than the Separation Payment. For the avoidance of doubt, you acknowledge and agree that (a) you are not entitled to any severance or separation benefits in connection with your termination of employment pursuant to any existing employment arrangements and (b) you shall not be entitled to receive any annual bonus for the calendar year ending December 31, 2026. Notwithstanding the foregoing, nothing in this Letter Agreement is meant to affect your right to any vested benefits under the Company’s Supplemental Executive Retirement Plan (“SERP”), which will be governed by the terms of the SERP.
5.Release Conditions; Forfeiture.
(a)Release; Voluntary Execution. The Separation Payment contemplated by Section 2 will only be paid to you if, within twenty-one (21) days following the Separation Date, you deliver to the Company the executed general release of claims in the form attached as Exhibit A hereto (the “Release”), and the Release becomes effective and non-revocable in accordance with its terms (with the date on which the Release first becomes effective and non-revocable, the “Release Effective Date”). You understand that you may execute the Release less than twenty-one (21) days after you receive it from the Company (but not before the Separation

Date), but you agree that any such execution will represent your knowing waiver of any consideration period required by applicable law.
(b)Forfeiture. If you materially breach any provision of this Letter Agreement, including with respect to Section 6 below and the Release, any unpaid Separation Payment pursuant to Section 2 will immediately cease and be forfeited, and the Company may, in its sole discretion, require that you repay all Separation Payments previously paid to you.
6.Reaffirmation of Restrictive Covenants.
(a)You acknowledge that you have made certain commitments with respect to non-disclosure of information, non-competition, non-solicitation, and assignment of inventions, as set forth in the Non-Competition Agreement. You acknowledge and agree that in connection with your employment with the Company, you have obtained Confidential Proprietary Information (as defined in the Non-Competition Agreement). In entering into this Letter Agreement, you acknowledge the validity, continued effectiveness and enforceability of the covenants in the Non-Competition Agreement and expressly reaffirm your commitment to abide by the covenants in the Non-Competition Agreement.
(b)Non-Disparagement. Subject to Sections 8 and 9 below, you agree that you will not make, publish, or communicate any statement, comment or remark, whether written or oral, which in any way disparages or defames or could reasonably be expected to impugn the character, reputation or integrity of the Company or any of its affiliates or their current or former directors, officers, members, managers, partners, executives or direct or indirect owners (including equityholders), and their customers, clients, suppliers, investors and other associated third parties, or their businesses, business practices, prospects, products or services.
7.    Confidentiality of Letter Agreement. The terms and conditions of this Letter Agreement will remain strictly confidential, except for (a) disclosures to your immediate family and any tax, legal or other counsel whom you have consulted regarding this Letter Agreement, and whom you will instruct not to disclose the same, and (b) disclosures specifically authorized or required by law.
8.Whistleblower Protection. You understand that nothing contained in the Non-Competition Agreement, this Letter Agreement or the Release limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”). You further understand that neither the Non-Competition Agreement, this Letter Agreement nor the Release limits your ability to (a) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, or (b) make any other disclosures required by applicable law or legal process or other disclosures under the whistleblower provisions of federal law or regulation. This Letter Agreement does not limit your right to seek or receive an award for information provided to the Securities and Exchange Commission. Further, nothing in the Non-Competition Agreement, this Letter Agreement or the Release shall prevent you from (i) reporting any good faith allegations of discrimination, harassment, or retaliation to the relevant governmental agencies; (ii) reporting any good faith allegations of criminal conduct to the relevant authorities; (iii) participating in a proceeding with the relevant agency charged with enforcing discrimination laws; (iv) making any truthful statements or disclosures required by the law; (v) requesting or receiving confidential legal advice; or (vi) engaging in concerted activity to address work-related issues.
9.Defend Trade Secrets Act. 18 U.S.C. §1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Letter Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1833(b). Accordingly, the parties to this Letter Agreement have the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
10.    Return of Company Property. On or prior to the Separation Date, you will return to the Company any originals or copies of any and all materials, documents, notes, manuals or lists containing or embodying confidential information, or relating directly or indirectly to the business of the Company or any of its subsidiaries and affiliates then in your possession or control.
11.Governing Law. This Letter Agreement, the rights and obligations of the parties hereto and any claims or disputes relating thereto will be governed by and construed exclusively in accordance with the laws of the State of Texas, without regard to the choice of law provisions thereof; provided that, any claims or disputes relating to the Restricted Shares or PSUs described in Section 3 will be governed by the Plan and the Award Agreements thereunder.
12.    Tax Matters. The Company may withhold from any and all amounts payable under this Letter Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation. The intent of the parties is that the payments contemplated under this Letter Agreement be either compliant with, or exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Code Section 409A”), and accordingly, to the maximum extent permitted, this Letter Agreement will be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever will the Company or any of its respective subsidiaries and affiliates be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A. In the event that any payment or benefit hereunder that is subject to Code Section 409A is made upon, or as a result of your termination of employment hereunder, and you are a “specified employee” (as that term is defined under Code Section 409A) at the time you become entitled to any such payments or benefits, no such payment or benefit will be paid or commenced to be paid to you under this Letter Agreement until the date that is the earlier to occur of (a) your death or (b) six (6) months and one (1) day following the Separation Date (the “Delay Period”). Any payments which you would otherwise have received during the Delay Period will be payable to you in a lump sum on the date that is six (6) months and one (1) day following the Separation Date, and any remaining compensation and benefits due under this Letter Agreement shall be paid or provided as otherwise set forth herein. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Letter Agreement will be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Letter Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of the Company. Notwithstanding any other provision of this Letter Agreement to the contrary, in no event will any payment or benefit under this Letter Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount, unless otherwise permitted by Code Section 409A.
13.    Entire Agreement. Except as otherwise expressly provided herein, this Letter Agreement and the Non-Competition Agreement constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings among you and the Company with respect to the subject matter hereof, whether written or oral. All other agreements between you and the Company, which are not specifically superseded by this Letter Agreement, will remain in full force and effect in accordance with their terms. This Letter Agreement will bind the heirs, personal representatives, successors and assigns of you and the Company and inure to the benefit of you and the Company and your and their respective heirs, successors and assigns (as applicable); provided that, you may not assign your rights or obligations hereunder. This Letter Agreement may be amended or modified only by a written instrument executed by you and the Company.
14.Counterparts & Signatures. This Letter Agreement may be executed in counterparts, each of which will be deemed an original, and together any counterparts will constitute one and the same instrument. Additionally, the parties agree that electronic reproductions of signatures (i.e., scanned PDF versions of original signatures, facsimile transmissions and the like) will be treated as original signatures for purposes of execution of this Letter Agreement.
[SIGNATURES ON FOLLOWING PAGE]

    If this Letter Agreement accurately reflects your understanding as to the terms and conditions set forth herein, please sign one copy of this Letter Agreement in the space provided below and return the same for the records of the Company.

Very truly yours,

ALAMO GROUP INC.

By:    /s/ Robert Hureau

Name: Robert Hureau

Title: President & CEO

EMPLOYEE

    /s/ Richard Raborn
Richard Raborn
[Signature Page to Letter Agreement]

EXHIBIT A

GENERAL RELEASE
    I, Richard Raborn, in consideration of and subject to the performance by Alamo Group Inc. (the “Company”) of its obligations under the Letter Agreement, dated as of May 15, 2026 (the “Letter Agreement”), am entering into this general release of claims (this “General Release”) in connection with my separation from employment with the Company, and I hereby agree as follows:
1.I understand that the Separation Payment (as defined in the Letter Agreement) represents, in part, consideration for signing this General Release and is not salary, wages or other payments or benefits to which I was already entitled. I understand and agree that I will receive the Separation Payment provided that I: (a) execute this General Release and do not revoke this General Release within the time period permitted hereafter and (b) comply with this General Release and the restrictive covenants set forth in Section 6 of the Letter Agreement at all times. Such consideration provided to me under the Letter Agreement will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its subsidiaries and affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.
2.Except as provided in paragraph 4 below, I knowingly and voluntarily (for myself and my heirs, executors, beneficiaries, trustees, representatives, administrators and assigns) release and forever discharge the Company and its subsidiaries and affiliates and all present and former managers, directors, officers, agents, representatives, employees, successors and assigns of the Company and its subsidiaries and affiliates and their direct and indirect owners (collectively, the “Released Parties”) from any and all claims, commitments, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, expenses or liabilities of any nature whatsoever in law and in equity, both past and present (through the date I execute this General Release), and whether known or unknown, suspected or unsuspected, or claimed against the Company or any of the Released Parties (collectively, “Claims”), that I, my spouse or any of my heirs, executors, beneficiaries, trustees, representatives, administrators or assigns may have, including, without limitation, any Claims (a) that arise out of or are connected with any matter, including my employment or engagement with, or my separation or termination from, the Company or any other Released Parties; (b) that arise under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (“ADEA”); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Notification Act of 1988; the Employee Retirement Income Security Act of 1974; any applicable Executive Orders; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state or federal law, regulation or ordinance; or under any public policy, contract or tort or under common law, including any Claim for wrongful discharge, breach of contract, infliction of emotional distress, negligence or defamation; (c) that arise under any policies, practices, programs, or procedures of the Company; or (d) for costs, fees or other expenses, including attorneys’ fees incurred in these matters.
3.I represent that I have made no assignment or transfer of any Claim covered by paragraph 2 above.

4.I agree that this General Release does not waive or release any rights or Claims that I may have under the ADEA that arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any Claim (including, without limitation, any Claim under the ADEA).
5.I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under applicable law, including the right to file an administrative charge or participate in an administrative investigation or proceeding with the Equal Employment Opportunity Commission or any other local, state, or federal administrative body or government agency, local city commission on human rights, or law enforcement prohibiting waiver of such right; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, excepting any benefit or remedy to which I am or become entitled to pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other relief in connection with protected whistleblower activity.
6.In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Letter Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by applicable law.
7.I represent that I am not aware of any pending charge or complaint of the type described in paragraph 2 above as of the execution of this General Release. I represent that I am not aware of any Claim by me other than the Claims that are released by this General Release. I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it. Nevertheless, I hereby waive any Claim that might arise as a result of such different or additional Claims or facts.
8.I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
9.I agree that I will forfeit all amounts and/or benefits payable or provided by the Company pursuant to the Letter Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will, to the fullest extent permitted by applicable law, pay all costs and expenses of defending against the suit incurred by the Released Parties, including attorneys’ fees, and upon the Company’s request, I will be required to return all amounts theretofore received by me pursuant to the Letter Agreement.
10.I agree that this General Release and the Letter Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Letter

Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law or legal process, and I will instruct each of the foregoing not to disclose the same to anyone. Nothing in this paragraph is intended to restrict my truthful cooperation with any governmental investigation or inquiry.
11.Nothing in this General Release prohibits or restricts me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), the National Association of Securities Dealers, Inc. (NASD), any other self- regulatory organization or governmental entity.
12.Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish or in any way affect (a) any rights or Claims arising out of any breach by the Company or by any Released Party of the Letter Agreement after the date hereof or (b) any rights or Claims that cannot be waived by law.
13.Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality and unenforceability shall not affect any other provision or its validity and enforceability in any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
(a)I HAVE READ IT CAREFULLY;
(b)I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING, BUT NOT LIMITED TO, RIGHTS UNDER THE ADEA; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
(c)I AM ENTERING INTO THIS GENERAL RELEASE KNOWINGLY, VOLUNTARILY AND IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION TO WHICH I WOULD NOT HAVE BEEN ENTITLED IN THE ABSENCE OF EXECUTING AND NOT REVOKING THIS GENERAL RELEASE (INCLUDING, WITHOUT LIMITATION, THE SEPARATION PAYMENT);
(d)I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
(e)I HAVE HAD AT LEAST TWENTY-ONE (21) DAYS FROM THE DATE OF MY RECEIPT OF THIS GENERAL RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS GENERAL RELEASE ARE NOT MATERIAL

OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED TWENTY-ONE (21)-DAY PERIOD;
(f)I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT. SUCH REVOCATION MUST BE IN WRITING AND SENT VIA EMAIL TO ROBERT HUREAU AT RHUREAU@ALAMO-GROUP.COM. THIS GENERAL RELEASE SHALL BECOME EFFECTIVE AND ENFORCEABLE ON THE EIGHT (8TH) CALENDAR DAY AFTER I EXECUTE IT; AND
(g)I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.
[SIGNATURES ON FOLLOWING PAGE]

[NOT TO BE SIGNED BEFORE THE SEPARATION DATE.]

SIGNED:                            DATED:
     Richard Raborn

[Signature Page to General Release]